Filed pursuant to Rule 433 Issuer Free Writing Prospectus
dated November 19, 2019 Relating to Preliminary Prospectus
Supplement dated November 19, 2019 Registration Statement
No. 333-233799

QVC, INC.

$435,000,000 6.250% SENIOR SECURED NOTES DUE 2068

FINAL TERM SHEET

November 19, 2019

Issuer:	QVC, Inc.

Guarantors:	Affiliate Investment, Inc.
Affiliate Relations Holdings, Inc.
AMI 2, Inc.
AST Sub, Inc.
ER Marks, Inc.
Home Shopping Network En Espanol, L.L.C.
Home Shopping Network En Espanol, L.P.
H.O.T. Networks Holdings (Delaware) LLC
HSN, Inc.
HSNi, LLC
HSN Holding LLC
HSN of Nevada LLC
Ingenious Designs LLC
NLG Merger Corp.
QVC Deutschland GP, Inc.
QVC Rocky Mount, Inc.
QVC San Antonio, LLC
QVC Global Holdings I, Inc.
QVC Global Holdings II, Inc.
Ventana Television Holdings, Inc.
Ventana Television, Inc.

Securities:	6.250% Senior Secured Notes due 2068 (the “Notes”)

Type:	SEC Registered

Size:	$435,000,000

Over-Allotment Option:

The Issuer has granted the underwriters an option to purchase up to an additional $65,250,000 aggregate principal amount of Notes, at the price to public less the underwriting discount, plus accrued interest, if any, from November 26, 2019 within 30 days from the date of the prospectus supplement solely to cover over-allotments.

Maturity:	November 26, 2068

Coupon (Interest Rate):	6.250%, paid quarterly in arrears

Interest Payment Dates:	March 15, June 15, September 15 and December 15 of each year, commencing December 15, 2019. Interest on the Notes will accrue from November 26, 2019.

Redemption Provision:

On and after November 26, 2024, the Notes will be redeemable at the Issuer’s election, in whole or in part, at a price equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest, if any, to, but not including, the applicable redemption date.

Prior to November 26, 2024, the Notes will be redeemable at the Issuer’s election, in whole or in part at any time upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to the greater of: (i) 100% of the aggregate principal amount of the Notes to be redeemed, or (ii) as determined by an Independent Investment Banker, the sum of the present values of (a) the remaining scheduled payments of principal and (b) interest on the Notes to be redeemed (not including any portion of such payments of interest accrued to the date of redemption) discounted to the redemption date on a quarterly basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate, plus 50 basis points, plus, in either of (i) or (ii) above, accrued and unpaid interest to the date of redemption on the Notes to be redeemed.

Listing:	Expected NYSE “QVCC”

Price to Public:	100.000% plus accrued interest, if any, from November 26, 2019

Trade Date:	November 19, 2019

Settlement Date*:	November 26, 2019

Expected Ratings	Ba2 / BBB- / BBB-
(Moody’s/S&P/Fitch)**:	(Positive / Negative / Positive)

Joint Book-Running Managers:	BofA Securities, Inc.
Morgan Stanley & Co. LLC
RBC Capital Markets, LLC
UBS Securities LLC
Wells Fargo Securities, LLC

Joint Lead Manager:	J.P. Morgan Securities LLC

Senior Co-Managers:	Barclays Capital Inc.
Goldman Sachs & Co. LLC

CUSIP/ISIN:	747262 400 / US7472624003

*Note: Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the date of pricing or the next succeeding two business days will be required, by virtue of the fact that the Notes initially will settle in T+5, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement and should consult their own advisors.**Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Terms used but not defined herein shall have the meanings set forth in the issuer’s preliminary prospectus supplement dated November 19, 2019.

Other information (including financial information) presented in the preliminary prospectus supplement is deemed to have changed to the extent effected by the information contained herein.

The issuer has filed a registration statement (including a prospectus supplement and a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus supplement and prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, BofA Securities, Inc. can arrange to send you the prospectus if you request it by calling or e-mailing BofA Securities, Inc. at 1-800-294-1322 or dg.prospectus_requests@bofa.com.